GRAINGER REPORTS RESULTS FOR THE FOURTH QUARTER AND FULL YEAR 2020

Company delivers solid full year results fueled by strong market share gains and SG&A leverage

2020 Financial Highlights
•Delivered sales of $11.8 billion, up 2.7%, and up 3.5% on an organic, daily, constant currency basis compared to the prior year (excluding divestitures and foreign exchange)
•Generated reported operating earnings of $1.0 billion; adjusted operating earnings of $1.3 billion
•Achieved $1.1 billion of operating cash flow and returned over $0.9 billion to shareholders through dividends and share repurchases

Fourth Quarter Financial Highlights
•Delivered sales of $2.9 billion, up 3.3%, and up 5.6% on an organic, daily, constant currency basis compared to the fourth quarter 2019 (excluding divestitures and foreign exchange)
•Generated reported operating earnings of $275 million; adjusted operating earnings of $295 million
•Achieved reported operating margin of 9.4%, up 300 basis points; adjusted operating margin of 10.0%, down 75 basis points

CHICAGO, Feb. 3, 2021 - Grainger (NYSE: GWW) today reported results for the full year and fourth quarter 2020. For the full year, sales of $11.8 billion increased 2.7%, up 3.5% on an organic, daily, constant currency basis compared to the prior year. Sales of $2.9 billion in the fourth quarter 2020 increased 3.3%, up 5.6% on an organic, daily, constant currency basis versus the fourth quarter 2019. Top-line growth was driven by substantial share gains in the U.S. segment and continued strong growth in the endless assortment businesses.

"2020 was a year filled with challenges and uncertainty. I'm proud of how the Grainger team made quick, prudent decisions to best serve our customers, keep our employees safe, and remain in a strong financial position. In both the full-year and fourth quarter 2020, despite the challenges of the pandemic, we delivered solid top-line growth by gaining significant share in the U.S. and delivering impressive growth in our endless assortment businesses. In addition, we managed SG&A spending below the prior year while continuing to generate significant operating cash flow,” said DG Macpherson, Chairman and Chief Executive Officer. “In 2020, we demonstrated our ability to deliver in tough economic times and expect business performance will improve sequentially as the virus subsides throughout the year. We remain confident in our strategy and excited about 2021 and beyond."

2020 Financial Summary

($ in millions)	FY 2020		FY 2020		Q4 2020		Q4 2020
			Change v. Prior (Fav. vs. (Unfav.))				Change v. Prior (Fav. vs. (Unfav.))
	Reported	Adjusted[1]	Reported	Adjusted[1]	Reported	Adjusted[1]	Reported	Adjusted[1]
Net Sales	$11,797	$11,797	3%	3%	$2,941	$2,941	3%	3%
Gross Profit	$4,238	$4,238	(4)%	(4)%	$1,027	$1,027	(5)%	(5)%
Operating Earnings	$1,019	$1,327	(19)%	(4)%	$275	$295	52%	(4)%
Net Earnings	$695	$877	(18)%	(8)%	$168	$197	64%	(7)%
Diluted EPS	$12.82	$16.18	(16)%	(6)%	$3.12	$3.66	66%	(6)%

Gross Profit %	35.9%	35.9%	(235) bps	(235) bps	34.9%	34.9%	(310) bps	(310) bps
Operating Margin	8.6%	11.2%	(235) bps	(80) bps	9.4%	10.0%	300 bps	(75) bps
Tax Rate	20.3%	25.3%	570 bps	(50) bps	28.3%	23.0%	340 bps	70 bps
(1)Results exclude restructuring and income tax items as shown in the supplemental information to this release. Reconciliations of the adjusted measures reflected in this table to the most directly comparable GAAP measures are provided in the supplemental information to this release. The company recorded a $177 million write-down of goodwill, intangibles and long-lived assets and a $109 million net loss from the sale of the Fabory business in the first and second quarter of 2020, respectively, which were the largest contributors to the decline in reported operating earnings. During the fourth quarter 2020, the company recorded a $9 million net charge for the wind-down of operations of Germany-Based Zoro Tools Europe.

Revenue
For the full year 2020, total company sales increased 2.7% versus the full year 2019. Excluding revenues from the divested Fabory and China businesses from the prior year results, and removing the impact from foreign currency translation, daily sales increased 3.5% versus the prior year.

For the fourth quarter 2020, total company sales increased 3.3% versus the prior year. Daily sales increased 5.6% on an organic, constant currency basis reflecting the adjustments noted above. Sales increases were fueled by share gains in the U.S. segment and significant growth in the endless assortment businesses which more than offset declines in the Canada segment.

Gross Profit Margin
For the full year 2020, reported and adjusted gross profit margin was 35.9%, down 235 basis points, versus the full year 2019 gross profit margin of 38.3%. The lower gross profit margin was primarily driven by pandemic-related headwinds and tariff-fueled cost inflation in the U.S. Segment, as well as business unit mix impacts from higher growth in our lower-margin endless assortment businesses.

Reported and adjusted gross profit margin for the fourth quarter was 34.9% compared to 38.0% in 2019 driven primarily by pandemic-related impacts in our U.S. segment.

Earnings
Full year
For the full year 2020, reported operating earnings of $1.0 billion were down 19% versus $1.3 billion in 2019, due primarily to charges in the first half 2020 related to the divested Fabory business. These Fabory charges also impacted reported operating margin which decreased 235 basis points to 8.6% and reported earnings per share of $12.82, down 16% versus $15.32 in 2019.

On an adjusted basis, which excludes the Fabory charges, as well as other prior year restructuring items, operating earnings for 2020 were $1.3 billion, down 4% versus $1.4 billion in 2019. Adjusted operating margin of 11.2% decreased 80 basis points versus the prior year reflecting gross profit headwinds due to pandemic-related impacts and cost inflation in the U.S. Segment, as well as business unit mix. This was partially offset by operating expense leverage resulting from disciplined cost control across all businesses. Adjusted earnings per share of $16.18 decreased 6% versus $17.29 in 2019. The decrease in adjusted earnings per share was due primarily to lower operating earnings.

Fourth quarter
Reported operating earnings for the fourth quarter 2020 of $275 million were up 52% versus $181 million in 2019 as the company lapped a prior year write-down of intangible assets at the Cromwell business. Reported operating margin of 9.4% was up 300 basis points versus the prior year with reported earnings per share of $3.12 in the fourth quarter up 66% versus the fourth quarter 2019.

On an adjusted basis, operating earnings for the quarter of $295 million were down 3.8% versus $307 million in the 2019 quarter. Adjusted operating margin of 10.0% declined 75 basis points versus the prior year due primarily to lower pandemic-related gross profit margins in the quarter, partially offset by operating expense leverage. Adjusted earnings per share of $3.66 decreased 6% versus $3.88 in 2019 due primarily to lower operating earnings in the quarter.

Tax Rate
On a reported basis, the company’s full year 2020 tax rate was 20.3% versus 26.0% in 2019. For the fourth quarter 2020, the reported tax rate was 28.3% compared to 31.7% in 2019. The lower tax rates in both periods were primarily driven by tax benefits related to the divested Fabory business.

Excluding net restructuring, impairment charges and non-recurring income tax items, the adjusted tax rate for the full year 2020 was 25.3% versus 24.8% in 2019. The company's adjusted tax rate for the fourth quarter 2020 was 23.0% versus 23.7% in the fourth quarter 2019.

Cash Flow
For the full year 2020, the company generated operating cash flow of $1.1 billion, an increase of 8% versus 2019 as lower net earnings and increased investments in working capital were more than offset by lower variable compensation and tax payments. The company used the cash generated during the year to invest in the business and return cash to shareholders through share repurchases and dividends. In 2020, capital expenditures were $197 million. Grainger returned $939 million to shareholders through $338 million in dividends and $601 million used to buy back approximately 1.5 million shares in 2020.

Operating cash flow for the quarter was $336 million versus $272 million in the fourth quarter 2019, an increase of 24% compared to the same period last year. The majority of this increase was driven by the timing of inventory purchases.

2021 Company Guidance and Re-segmentation plan
Given the continued uncertainty surrounding the pandemic and subsequent path of economic recovery, the company will not be providing 2021 guidance at this time. Effective with reporting for periods beginning January 1, 2021, the Company will change its reportable segments to

High-Touch North America and Endless Assortment. More details will be shared in the Q4 2020 earnings call and on a call scheduled on March 9, 2021.

Webcast
Grainger will conduct a live conference call and webcast at 11:00 a.m. Eastern Standard Time on Feb. 3, 2021, to discuss the fourth quarter results. The webcast will be hosted by DG Macpherson, Chairman and CEO, and Deidra Merriwether, Senior Vice President and CFO, and can be accessed at invest.grainger.com. For those unable to participate in the live event, a webcast replay will be available for 90 days at invest.grainger.com.

About Grainger
W.W. Grainger, Inc., with 2020 sales of $11.8 billion, is North America's leading broad line supplier of maintenance, repair and operating (MRO) products, with operations primarily in North America, Japan and Europe.

Visit invest.grainger.com to view information about the company, including a supplement regarding 2020 fourth quarter results. Additional company information can be found on the Grainger Investor Relations website which includes our Fact Book and Corporate Social Responsibility report.

Safe Harbor Statement
All statements in this communication, other than those relating to historical facts, are “forward-looking statements.” Forward-looking statements can generally be identified by their use of terms such as “anticipate,” “estimate,” “believe,” “expect,” “could,” “forecast,” “may,” “intend,” “plan,” “predict,” “project,” “will,” or “would,” and similar terms and phrases, including references to assumptions. Forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements. Forward-looking statements include, but are not limited to, statements about future strategic plans and future financial and operating results. Important factors that could cause actual results to differ materially from those presented or implied in the forward-looking statements include, without limitation: the unknown duration and health, economic, operational and financial impacts of the global outbreak of the coronavirus disease 2019 (“COVID-19”) as well as the duration, extent and impact of actions taken or contemplated by governmental authorities or others in connection with the COVID-19 pandemic, in each case, on the company’s businesses, its employees, customers and suppliers, including disruption to our operations resulting from employee illnesses, the development and availability of effective treatment or vaccines, any mandated facility closures of non-essential businesses, stay in shelter health orders or other similar restrictions for customers and suppliers, changes in customers' product needs, suppliers' inability to meet unprecedented demand for COVID-19 related products, inventory shortages, the potential for government action to allocate or direct products to certain customers which may cause disruption in relationships with other customers, disruption caused by business responses to the COVID-19 pandemic, including working remote arrangements, which may create increased vulnerability to cybersecurity incidents, including breaches of information systems security, adaptions to the company's controls and procedures required by working remote arrangements, including financial reporting processes, which could impact the design or operating effectiveness of such controls or procedures, and global or regional economic downturns or recessions, which could result in a decline in demand for the company's products or limit the company's ability to access capital markets on terms that are attractive or at all; higher product costs or other expenses; a major loss of customers; loss or disruption of sources of supply; changes in customer or product mix; increased competitive pricing pressures; failure to develop or implement new technology initiatives or business strategies; failure to adequately protect intellectual property or successfully defend against infringement claims; fluctuations or declines in the company's gross profit percentage; the company's responses to market pressures; the outcome of pending and future litigation or governmental or regulatory proceedings, including with respect to wage and hour, anti-bribery and corruption, environmental, advertising, consumer protection, pricing (including disaster or emergency declaration pricing statutes), product liability, general commercial disputes, safety or compliance, or privacy and cybersecurity matters; investigations, inquiries, audits and changes in laws and regulations; failure to comply with laws, regulations and standards; government contract matters; disruption of information technology or data security systems involving the company or third parties on which the company depends; general industry, economic, market or political conditions; general global economic conditions including tariffs and trade issues and policies; currency exchange rate fluctuations; market volatility, including volatility or price declines of the company's common stock; commodity price volatility; labor shortages; facilities disruptions or shutdowns; higher fuel costs or disruptions in transportation services; other pandemic diseases or viral contagions; natural and other catastrophes; unanticipated and/or extreme weather conditions; failure to attract, retain, train, motivate, develop or transition key employees; loss of key members of management or key employees; changes in effective tax rates; changes in credit ratings or outlook; the company's incurrence of indebtedness and other factors that can be found in our filings with the Securities and Exchange Commission, including our most recent periodic reports filed on Form 10-K and Form 10-Q, which are available on our Investor Relations website. Forward-looking statements are given only as of the date of this communication and we disclaim any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Media:	Investors:
Joseph Micucci	Irene Holman
Senior Director, External Affairs	Vice President, Investor Relations
O: 224-317-1857	O: 847-535-0809
M: 847-830-5328	M: 847-217-8679

Grainger Media Relations Hotline	Abby Sullivan
847-535-5678	Sr. Manager, Investor Relations
O: 224-317-1764
M: 847-271-6357

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In millions of dollars, except for per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Net sales	$2,941	$2,847	$11,797	$11,486
Cost of goods sold	1,914	1,765	7,559	7,089
Gross profit	1,027	1,082	4,238	4,397
Selling, general and administrative expenses	752	901	3,219	3,135
Operating earnings	275	181	1,019	1,262
Other (income) expense:
Interest expense, net	21	19	93	79
Other, net	(5)	(8)	(21)	(26)
Total other expense, net	16	11	72	53
Earnings before income taxes	259	170	947	1,209
Income tax provision	74	53	192	314
Net earnings	185	117	755	895
Less: Net earnings attributable to noncontrolling interest	17	14	60	46
Net earnings attributable to W.W. Grainger, Inc.	$168	$103	$695	$849

Earnings per share:
Basic	$3.14	$1.89	$12.88	$15.39
Diluted	$3.12	$1.88	$12.82	$15.32
Weighted average number of shares outstanding:
Basic	53.3	53.8	53.5	54.7
Diluted	53.6	54.1	53.7	54.9
Diluted Earnings Per Share
Net earnings as reported	$168	$103	$695	$849
Earnings allocated to participating securities	(1)	(1)	(6)	(7)
Net earnings available to common shareholders	$167	$102	$689	$842
Weighted average shares adjusted for dilutive securities	53.6	54.1	53.7	54.9
Diluted earnings per share	$3.12	$1.88	$12.82	$15.32

CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions of dollars)

	(Unaudited)
Assets	December 31, 2020 (1)	December 31, 2019
Cash and cash equivalents (7)	$585	$360
Accounts receivable – net	1,474	1,425
Inventories - net	1,733	1,655
Prepaid expenses and other current assets	120	104
Prepaid income taxes	7	11
Total current assets	3,919	3,555
Property, buildings and equipment – net	1,395	1,400
Deferred income taxes	14	11
Goodwill (2)	391	429
Intangibles - net (3)	228	304
Other assets	348	306
Total assets	$6,295	$6,005
Liabilities and Shareholders’ Equity
Short-term debt (4)	$—	$55
Current maturities of long-term debt (5)	8	246
Trade accounts payable	779	719
Accrued compensation and benefits	240	228
Accrued contributions to employees’ profit-sharing plans (6)	67	85
Accrued expenses	305	318
Income taxes payable	42	27
Total current liabilities	1,441	1,678
Long-term debt - less current maturities (7)	2,389	1,914
Deferred income taxes and tax uncertainties	110	106
Other non-current liabilities	262	247
Shareholders' equity (8)	2,093	2,060
Total liabilities and shareholders’ equity	$6,295	$6,005

(1) Does not include results of the Fabory business (divested on 6/30/2020) or the Grainger China business (divested on 8/21/2020).
(2) Goodwill decreased $38 primarily due to a $58 million impairment of Fabory goodwill recorded in the first quarter of 2020 partially offset by a $15 million increase from MonotaRO's subsidiary acquisition in India in the fourth quarter of 2020.
(3) Intangibles - net decreased $76 primarily due to a $74 million impairment of Fabory intangibles recorded in the first quarter of 2020.
(4) Short-term debt decreased $55 primarily due to the repayment of the Company's foreign lines of credit.
(5) Current maturities of long-term debt decreased $238 primarily due to the repayment of the British pound term loan and the Canadian dollar revolving credit facility.
(6) Accrued contributions to employees' profit-sharing plans decreased $18 primarily due to the timing of annual cash contributions and the reduction of the contribution rate in 2020.
(7) Long-term debt increased $475 primarily due to the issuance of $500 million in unsecured senior notes in February 2020, partially offset by the repayments of international debt.
(8) Common stock outstanding as of December 31, 2020 was 52,524,391 compared with 53,687,528 shares at December 31, 2019, primarily due to share repurchases in the first and fourth quarter of 2020.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In millions of dollars)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Cash flows from operating activities:
Net earnings	$185	$117	$755	$895

Provision for credit losses	4	5	22	12
Deferred income taxes and tax uncertainties	(14)	(15)	(5)	4
Depreciation and amortization	45	58	182	229
Net losses (gains) from sales of assets and business divestitures	2	(1)	106	(6)
Impairment of goodwill, intangible and long-lived assets	10	123	187	123
Stock-based compensation	10	8	46	40
Subtotal	57	178	538	402
Change in operating assets and liabilities:
Accounts receivable	24	77	(121)	(42)
Inventories	64	(124)	(158)	(106)
Prepaid expenses and other assets	6	(18)	(23)	(33)
Trade accounts payable	(65)	(18)	80	32
Accrued liabilities	28	53	15	(84)
Income taxes, net	43	13	24	(3)
Other non-current liabilities	(6)	(6)	13	(19)
Subtotal	94	(23)	(170)	(255)
Net cash provided by operating activities	336	272	1,123	1,042
Cash flows from investing activities:
Additions to property, buildings, equipment and intangibles	(45)	(58)	(197)	(221)
Net proceeds of business acquisitions, divestitures and sales of assets	(2)	1	20	17
Other - net	—	—	(2)	2
Net cash used in investing activities	(47)	(57)	(179)	(202)
Cash flows from financing activities:
Net increase (decrease) in lines of credit	—	1	(53)	5
Net (decrease) increase in long-term debt	(8)	6	214	(42)
Proceeds from stock options exercised	23	30	70	49
Payments for employee taxes withheld from stock awards	(2)	(1)	(18)	(11)
Purchases of treasury stock	(500)	(100)	(601)	(700)
Cash dividends paid	(92)	(86)	(338)	(328)
Other - net	—	2	—	4
Net cash used in financing activities	(579)	(148)	(726)	(1,023)
Exchange rate effect on cash and cash equivalents	16	7	7	5
Net change in cash and cash equivalents	(274)	74	225	(178)
Cash and cash equivalents at beginning of period	859	286	360	538
Cash and cash equivalents at end of period	$585	$360	$585	$360

SUPPLEMENTAL INFORMATION - CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (Unaudited)
(In millions of dollars, except for per share amounts)

The company supplemented the reporting of financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial measures, which the company refers to as “adjusted” measures, including sales on an organic, daily, constant currency basis, adjusted gross profit, adjusted gross profit margin, adjusted operating earnings, adjusted operating margin, adjusted net earnings, adjusted tax rate and adjusted diluted earnings per share. Adjusted measures exclude items that may not be indicative of core operating results. The company believes that these non-GAAP measures provide meaningful information to assist shareholders in understanding financial results and assessing prospects for future performance. Management believes sales on an organic, daily, constant currency basis, adjusted gross profit, adjusted gross profit margin, adjusted operating earnings, adjusted operating margin, adjusted net earnings, adjusted tax rate and adjusted diluted earnings per share are important indicators of operations because they exclude items that may not be indicative of our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported results. These non-GAAP financial measures reflect an additional way of viewing aspects of operations that, when viewed with GAAP results, provide a more complete understanding of the business. The company strongly encourages investors and shareholders to review company financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

This press release also includes certain non-GAAP forward-looking information. The company believes that a quantitative reconciliation of such forward-looking information to the most comparable financial measure calculated and presented in accordance with GAAP cannot be made available without unreasonable efforts. A reconciliation of these non-GAAP financial measures would require the company to predict the timing and likelihood of future restructurings, asset impairments, and other charges. Neither of these forward-looking measures, nor their probable significance, can be quantified with a reasonable degree of accuracy. Accordingly, the most directly comparable forward-looking GAAP measures are not provided.

The reconciliations provided below reconcile GAAP financial measures to the non-GAAP financial measures: sales on an organic, daily, constant currency basis, adjusted gross profit, adjusted gross profit margin, adjusted operating earnings, adjusted operating margin, adjusted net earnings, adjusted tax rate and adjusted diluted earnings per share:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Reported sales	3.3%	3.0%	2.7%	2.4%
Day impact	—	0.1	(0.4)	—
Daily sales	3.3%	3.1%	2.3%	2.4%
Business divestitures (1)	2.7	—	1.3	—
Organic daily sales	6.0%	3.1%	3.6%	2.4%
Foreign exchange	(0.4)%	(0.5)%	(0.1)%	0.3%
Organic constant currency sales	5.6%	2.6%	3.5%	2.7%

(1) Represents the results of the Fabory business (divested on 6/30/2020) and the Grainger China business (divested on 8/21/2020).

SUPPLEMENTAL INFORMATION - CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (Unaudited)
(In millions of dollars, except for per share amounts)

In millions	Three Months Ended December 31,				Twelve Months Ended December 31,
	2020	Gross Profit %	2019	Gross Profit %	2020	Gross Profit %	2019	Gross Profit %
Gross profit reported	$1,027	34.9%	$1,082	38.0%	$4,238	35.9%	$4,397	38.3%
Restructuring, net	—	—	(1)	—	—	—	—	—
Gross profit adjusted	$1,027	34.9%	$1,081	38.0%	$4,238	35.9%	$4,397	38.3%

In millions	Three Months Ended December 31,				Twelve Months Ended December 31,
	2020	Operating Margin %	2019	Operating Margin %	2020	Operating Margin %	2019	Operating Margin %
Operating earnings reported	$275	9.4%	$181	6.4%	$1,019	8.6%	$1,262	11.0%
Restructuring, net, impairment charges, and business divestiture (gains) losses	20	0.6	126	4.4	308	2.6	126	1.1
Operating earnings adjusted	$295	10.0%	$307	10.8%	$1,327	11.2%	$1,388	12.1%

In millions	Three Months Ended December 31,			Twelve Months Ended December 31,
	2020	2019	%	2020	2019	%
Net earnings reported	$168	$103	64%	$695	$849	(18)%
Restructuring, net, impairment charges, and business divestiture (gains) losses	29	109		182	109
Net earnings adjusted	$197	$212	(7)%	$877	$958	(8)%

Diluted earnings per share reported	$3.12	$1.88	66%	$12.82	$15.32	(16)%
Pretax restructuring, net, impairment charges, and business divestiture (gains) losses	0.37	2.30		5.68	2.26
Tax effect (1)	0.17	(0.30)		(2.32)	(0.29)
Total, net of tax	0.54	2.00		3.36	1.97
Diluted earnings per share adjusted	$3.66	$3.88	(6)%	$16.18	$17.29	(6)%

(1) The tax impact of adjustments is calculated based on the income tax rate in each applicable jurisdiction, subject to deductibility limitations and the company's ability to realize the associated tax benefits. The lower tax rate effect in the current year quarter was primarily driven by tax impacts related to the Fabory divestiture.

SUPPLEMENTAL INFORMATION - CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (Unaudited)
(In millions of dollars, except for per share amounts)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2020	2019	Bps impact	2020	2019	Bps impact
Effective tax rate reported	28.3%	31.7%	(340)	20.3%	26.0%	(570)
Fabory Tax Impact, non-operating	(5.5)	—		4.0	—
Tax impact of other restructuring	0.2	(8.0)		1.0	(1.2)
Effective tax rate adjusted	23.0%	23.7%	(70)	25.3%	24.8%	50

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